Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, par value $0.001 per share, of MicroAlgo Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Date: March 27, 2025

/s/ Jie Zhao
Jie Zhao

WiMi Hologram Cloud Inc.

By:	/s/ Shuo Shi
Name:	Shuo Shi
Title:	CEO and Director